Exhibit 99.1

NAVARRE REPORTS FINANCIAL RESULTS FOR

SECOND QUARTER OF FISCAL YEAR 2012

Company Announces Restructuring Initiatives to Increase Focus on

Profitable Growth in Core Business

MINNEAPOLIS, MN – October 31, 2011 – Navarre (Nasdaq: NAVR), a leading distributor and provider of complete logistics solutions, today reported its financial results for the second quarter of its 2012 fiscal year.

Second Quarter Fiscal Year 2012 Results

•	Net sales from continuing operations were $106.6 million, as compared to net sales from continuing operations of $120.5 million for the second quarter of the prior year.

•

Operating loss from continuing operations before income tax was $1.6 million during the second quarter, as compared to operating income from continuing operations before income tax of $3.2 million in the prior year.

•

Net loss from continuing operations for the second quarter of fiscal year 2012 was $1.3 million, a loss of $0.03 per diluted share, versus net income from continuing operations of $1.5 million, or $0.04 per diluted share in the same period of the prior year.

•

Adjusted EBITDA from continuing operations for the second quarter was a loss of $382,000, as compared to Adjusted EBITDA from continuing operations of $4.2 million in the prior year’s second quarter. Adjusted EBITDA does not include stock-based compensation expense or CEO transition costs. (See “Use of Non-GAAP Financial Information” below.)

•	The Company had no debt and a cash balance of $5.4 million at September 30, 2011, as compared to debt of $14.4 million at September 30, 2010, an improvement of $19.8 million.

Richard Willis, Chief Executive Officer, commented, “We had a difficult quarter, primarily due to a decline in the sale of software products. However, we are well positioned to focus on our core strengths in logistics and distribution to our retail partners. We have aggressively entered the consumer electronics and accessories markets, divested non-core assets, and are now restructuring to reduce expense. These expense reductions and increased efficiencies will allow Navarre to competitively price our products and services to gain new business while increasing our focus on customer support, sales and marketing.

“During the second quarter, we added 43 new vendor partners, with many of those being manufacturers of consumer electronics and accessories, a product category where we are seeing triple-digit growth. These new product offerings have also helped to open relationships with 6 new customers during the second quarter. Many of those customers are outside of Navarre’s traditional customer footprint and have expressed great appreciation for the service levels that we provide. We are working with these new retail partners to provide them with new products and to offer solutions in their existing supply chain. I am excited about where we are headed and feel that we have the right people and strategies in place to increase the rate of Navarre’s expansion into new markets.”

Restructuring Initiative

The Company is focusing its efforts to better coordinate with its retail partners in the high-growth opportunities of e-commerce fulfillment and consumer electronics and accessories. The Company’s plans are expected to increase operating efficiencies and generate annualized, pre-tax cost savings of $5.5-$6.5 million when fully implemented in fiscal year 2013, with savings of $2.0 million expected to be achieved in fiscal year 2012. The Company anticipates that these savings will provide additional resources to invest in product lines and services categories that will create profitable growth, and increase flexibility to adjust to evolving distribution and logistics markets.

The Company expects to record a pre-tax restructuring charge and other non-recurring expenses in the range of $8.5-$9.5 million during the third and fourth quarters of fiscal year 2012. Cost savings will be achieved primarily by reducing layers of management and other personnel, outsourcing non-core business activities, and simplifying business structures and processes across the Navarre’s operations.

“I’m encouraged by how well the management team responded to this change in market conditions and how quickly we were able to put this restructuring plan together. This decision follows a thorough analysis of the Company’s operations and its opportunities for growth with our retail partners. The restructuring will allow us to focus on increasing our rate of growth in e-commerce fulfillment and with consumer electronics and accessory products. Those categories provide Navarre with the most direct path to increasing shareholder value,” commented Richard Willis.

Outlook

In light of decreased software sales and the restructuring and non-recurring charges that will be incurred in the Company’s third and fourth fiscal quarters, guidance for fiscal year 2012 has been updated as follows:

•	Net sales are anticipated to be between $440 million and $470 million; and

•

Adjusted EBITDA is expected to be between $7 and $9 million. Adjusted EBITDA for the remainder of the 2012 fiscal year does not include the impact of stock-based compensation expense, CEO transition costs, or restructuring charges and other non-recurring expenses as are summarized in the supplemental information table.

Conference Call

The Company will host a conference call on November 1, 2011, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The conference call can be accessed by dialing (800) 901-5226, and utilizing the passcode “24900389”, ten minutes prior to the scheduled start time. In addition, a live broadcast of this call will be available by going to the “Investors” section of the Company’s website located at www.navarre.com. Those wishing to access this live broadcast of the call should go to the Company’s website fifteen minutes prior to the start time to register and download any necessary software. A replay of the conference call will be available at the Company’s website following its completion.

Use of Non-GAAP Financial Information

In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, share-based compensation expense and restructuring charges from continuing operations, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable preliminary GAAP results, which is attached to this release and can also be found on the Company’s website at www.navarre.com.

About Navarre Corporation

Navarre® is a distributor and provider of complete logistics solutions for traditional and internet-based retail channels. Our solutions support both direct-to-consumer and business-to-business sales. We also publish computer software through our Encore® subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the Company’s customers and vendors; the Company’s revenues being derived from a small group of customers; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation, or other matters, may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its systems; the Company’s dependence on significant vendors; the uncertain results of developing new software products; uncertain financial results in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the SEC, including, in particular, the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

Additional Information

Navarre Investor Relations

763-535-8333

ir@navarre.com

NAVARRE CORPORATION

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Net sales	$106,568	$120,476	$210,584	$219,268
Cost of sales (exclusive of depreciation)	93,973	103,216	184,202	187,531

Gross profit	12,595	17,260	26,382	31,737
Operating expenses:
Selling and marketing	5,005	5,277	10,048	10,161
Distribution and warehousing	2,495	2,686	4,938	5,158
General and administrative	5,753	5,149	11,677	10,223
Depreciation and amortization	927	991	1,899	1,882

Total operating expenses	14,180	14,103	28,562	27,424

(Loss) income from operations	(1,585)	3,157	(2,180)	4,313
Other income (expense):
Interest (expense) income, net	(288)	(456)	(581)	(851)
Other income (expense), net	(255)	(172)	(330)	(431)

(Loss) income from continuing operations before income tax	(2,128)	2,529	(3,091)	3,031
Income tax benefit (expense)	879	(1,072)	1,215	(1,371)

Net (loss) income from continuing operations	(1,249)	1,457	(1,876)	1,660
Discontinued operations:
Income from discontinued operations, net of tax	—	1,680	—	2,575

Net (loss) income	$(1,249)	$3,137	$(1,876)	$4,235

Basic (loss) earnings per common share:
Continuing operations	$(0.03)	$0.04	$(0.05)	$0.05
Discontinued operations	—	0.05	—	0.07

Net (loss) income	$(0.03)	$0.09	$(0.05)	$0.12

Diluted (loss) earnings per common share:
Continuing operations	$(0.03)	$0.04	$(0.05)	$0.04
Discontinued operations	—	0.05	—	0.07

Net (loss) income	$(0.03)	$0.09	$(0.05)	$0.11

Weighted average shares outstanding:
Basic	36,831	36,376	36,719	36,371
Diluted	36,831	36,995	36,719	36,886

NAVARRE CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	(Unaudited)	(Unaudited)
	September 30, 2011	September 30, 2010	March 31, 2011
Assets
Current assets:
Cash	$5,403	$—	$—
Accounts receivables, net	59,088	56,574	57,833
Receivable from the sale of discontinued operations	—	—	24,000
Inventories	34,486	27,694	24,913
Deferred tax assets – current, net	6,719	6,624	6,436
Other	3,846	3,416	3,957
Current assets of discontinued operations	—	9,913	—

Total current assets	109,542	104,221	117,139
Property and equipment, net	8,213	10,548	9,299
Intangible assets, net	7,802	8,359	8,084
Deferred tax assets – non-current, net	25,316	12,553	24,320
Other assets	14,529	16,034	15,024
Non-current assets of discontinued operations	—	29,907	—

Total assets	$165,402	$181,622	$173,866

Liabilities and shareholders’ equity
Current liabilities:
Revolving line of credit	$—	$14,428	$—
Accounts payable	83,407	73,347	80,379
Other	8,663	15,727	18,189
Current liabilities of discontinued operations	—	10,079	—

Total current liabilities	92,070	113,581	98,568
Long-term liabilities:
Other	1,865	2,428	2,217

Total liabilities	93,935	116,009	100,785

Shareholders’ equity	71,467	65,613	73,081

Total liabilities and shareholders’ equity	$165,402	$181,622	$173,866

NAVARRE CORPORATION

Consolidated Condensed Statements of Cash Flows

(In thousands)

	(Unaudited)
	Six Months Ended September 30,
	2011	2010
Net cash used in operating activities	$(6,037)	$(4,041)
Net cash provided by (used in) investing activities	20,104	(8,985)
Net cash (used in) provided by financing activities	(8,664)	10,447

Net cash provided by (used in) continuing operations	5,403	(2,579)

Discontinued operations
Net cash provided by operating activities	—	2,776
Net cash used in investing activities	—	(191)
Net cash used in financing activities	—	(6)

Net cash provided by discontinued operations	—	2,579

Net increase in cash	5,403	—
Cash at beginning of period	—	—

Cash at end of period	$5,403	$—

NAVARRE CORPORATION

Supplemental Information

(In thousands)

(Unaudited)

Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended September 30,				Six Months Ended September 30,
	2011	%	2010	%	2011	%	2010	%
Net sales:
Software	$77,528	70.3%	$94,372	74.1%	$151,956	69.3%	$172,797	75.0%
Consumer electronics and accessories	14,816	13.4%	6,468	5.1%	27,042	12.3%	11,257	4.9%
Video games	5,556	5.0%	7,924	6.2%	10,352	4.7%	11,594	5.0%
Home video	6,137	5.6%	9,997	7.8%	16,421	7.5%	19,066	8.3%

Distribution	104,037	94.3%	118,761	93.2%	205,771	93.8%	214,714	93.2%
Publishing	6,315	5.7%	8,656	6.8%	13,522	6.2%	15,710	6.8%

Net sales before inter-company eliminations	110,352		127,417		219,293		230,424
Inter-company eliminations	(3,784)		(6,941)		(8,709)		(11,156)

Net sales as reported	$106,568		$120,476		$210,584		$219,268

Operating (loss) income from continuing operations:
Distribution	$(1,670)		$1,699		$(3,909)		$1,708
Publishing	85		1,458		1,729		2,605

Consolidated operating (loss) income from continuing operations	$(1,585)		$3,157		$(2,180)		$4,313

NAVARRE CORPORATION

Supplemental Information

(In thousands)

(Unaudited)

Reconciliation of Net (Loss) Income from Continuing Operations to Adjusted EBITDA

	Three Months		Six Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Net (loss) income from continuing operations, as reported	$(1,249)	$1,457	$(1,876)	$1,660
Interest expense (income), net	288	456	581	851
Income tax (benefit) expense	(879)	1,072	(1,215)	1,371
Depreciation and amortization	927	991	1,899	1,882
CEO transition costs	170	—	1,653	—
Share-based compensation	361	242	424	468

Adjusted EBITDA	$(382)	$4,218	$1,466	$6,232